EXHIBIT 5.1

January 13, 2014

Workday, Inc.

6230 Stoneridge Mall Road

Pleasanton, California 94588

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Workday, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on January 13, 2014 in connection with the registration under the Securities Act of 1933, as amended, of the proposed issuance and sale, from time to time, by the Company of the Company’s Class A Common Stock, $0.001 par value per share (the “Stock”). The Company proposes to sell an aggregate of 6,900,000 shares of Stock under the Registration Statement in an underwritten offering.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on January 13, 2014 (the “Restated Certificate”);

(2)	the Company’s Amended and Restated Bylaws, adopted by the Board of Directors of the Company (the “Board”) on March 8, 2013 (the “Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the preliminary prospectus dated January 13, 2013, prepared in connection with the Registration Statement (the “Prospectus);

(5)	the minutes of meetings and actions by written consent of the Board and the Company’s stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate and Bylaws were approved;

January 13, 2014

(6)	the minutes of meetings and actions by written consent of the Board at which, or pursuant to which, (a) the Registration Statement was approved and (b) the authorization, sale and issuance of the Stock was approved;

(7)	the stock records for the Company that the Company has provided to us (consisting of a certificate from the Company of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof and a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company verifying the number of such issued and outstanding securities);

(8)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated January 13, 2014, stating that the Company is duly incorporated and in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(9)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (i) the existing federal laws of the United States of America, (ii) the existing laws of the State of California and (iii) the existing Delaware General Corporation Law.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

January 13, 2014

In connection with our opinion expressed in paragraph (2) below, we have assumed (i) that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will remain effective under the Securities Act of 1933, as amended, (ii) that the shares of Class A Common Stock will have been registered under the Securities Act pursuant to the Registration Statement and that such registration will not have been modified or rescinded, and (iii) that there will not have occurred any change in law affecting the validity of the issuance of such shares of Class A Common Stock.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The up to 6,900,000 shares of Stock to be issued and sold by the Company pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, and in accordance with the resolutions adopted by the Board and the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with the issuance and sale of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the examination described in this letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP